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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement Form S-3 and related Prospectus of Univision Communication Inc. for an initial registration of up to $1,000,000,000 in common stock, preferred stock, debt securities and related guarantees, warrants, purchase contracts, units, depositary shares, trust preferred securities and related guarantees and to the incorporation by reference therein of our report dated February 17, 2003, with respect to the consolidated financial statements and schedule of Univision Communications Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                            /s/ Ernst & Young LLP

New York, New York
September 25, 2003

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CONSENT OF INDEPENDENT AUDITORS